EXHIBIT 10.6

Immediately

MURPHY AWARDS SECOND KIKEH AREA DEVELOPMENT CONTRACT

El Dorado, Arkansas, February 9, 2005 – Murphy Oil Corporation (NYSE: MUR) announced that its wholly owned subsidiary Murphy Sabah Oil Co., Ltd. has awarded the Dry Tree Unit (DTU) contract for the Kikeh Area Field Development.

The contract for the DTU was awarded to Technip Marine (Malaysia) Sdn. Bhd. for the engineering, procurement, construction, installation and commissioning of the unit. A Spar hull will be used for the dry well support structure and will be capable of holding 25 wells. The Spar will be delivered to the Kikeh field in late 2006 and will hold a tender assisted drilling rig to drill and complete the Kikeh wells.

All construction for the DTU will take place at Malaysia Shipyard and Engineering Sdn. Bhd.

“This represents yet another contract award made on schedule for the Kikeh Development,” said Claiborne P. Deming, Murphy Oil Corporation President and Chief Executive Officer. “We are eager to begin construction of the first ultra deepwater DTU to be used in Malaysia.”

The Kikeh Development has a recoverable reserve base in excess of 400 million barrels with associated expansion ability. Future announcements will continue to be made on the remaining portions of the field architecture.

The Kikeh Development is located in offshore Block K Malaysia which is operated by Murphy with an 80% working interest. PETRONAS Carigali Sdn. Bhd., a wholly owned exploration and production company of PETRONAS, holds the remaining 20%.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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